CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF LIMITED PARTNERSHIP
OF
WARRINGTON FUND L.P.

Under Section 121-202 of the Revised Limited Partnership Act

The undersigned, desiring to amend the Certificate of Limited Partnership of Warrington Fund L.P. pursuant to the provisions of Section 121-202 of the Revised Limited Partnership Act of the State of New York, does hereby certify as follows:

FIRST:                      The name of the limited partnership is Warrington Fund L.P.

The name under which the limited partnership was formed is Smith Barney Warrington Fund L.P.

SECOND:	The date of filing of the Certificate of Limited Partnership is November 28, 2005.

THIRD:                      By this Certificate of Amendment, the Certificate of Limited Partnership of the limited partnership is hereby amended to change the name of the limited partnership.

The Certificate of Limited Partnership of the limited partnership is hereby amended in the following respects:

Paragraph 1 of the Certificate of Limited Partnership, which sets forth the name of the limited partnership, is hereby amended to read as follows:

“1.           The name of the limited partnership is as follows:

Managed Futures Premier Warrington L.P.”

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Limited Partnership on this 27th day of November, 2012.

By:           Ceres Managed Futures LLC,
General Partner

By:             /s/  Walter Davis
Walter Davis
Authorized Person